Exhibit 99.2

EXAR CORPORATION
FIRST QUARTER FISCAL 2016 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in combination with our fiscal year 2016 first quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, August 4, 2015 at 4:45 p.m. EDT (1:45 p.m. PDT). To access the conference call, please dial (719) 325-2308 or (888) 539-3678.  In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.

Discussion of Business and Non-GAAP Financial Highlights

Today we reported the following non-GAAP results for our first quarter fiscal 2016:

●	Revenue was $40.4 million, up 24% from $32.6 million a year ago, and down 8% from $43.9 million last quarter.
●	Gross Profit was $20.0 million, up 27% from $15.7 million a year ago, and down 6% from $21.3 million last quarter.
●	Gross Margin was 49.5%, up 130 basis points from 48.2% a year ago, and up 80 basis points from 48.7% last quarter.
●	Operating Income was $5.3 million, up materially from $0.7 million a year ago, and down 10% from $5.9 million last quarter.
●	Net Income was $5.1 million, up 490% from $0.9 million a year ago, and down 10% from $5.6 million last quarter.
●	EPS was $0.10 per diluted share, up 400% from $0.02 a year ago, and down 9% versus $0.11 last quarter.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	June 28, 2015		March 29, 2015		June 29, 2014
Net Sales:
Industrial & Embedded	$20,575	51%	$20,021	46%	$18,867	58%
High-End Consumer	13,536	33%	16,072	36%	5,332	16%
Infrastructure	6,311	16%	7,764	18%	8,428	26%
Total	$40,422	100%	$43,857	100%	$32,627	100%

Industrial and Embedded (or “I&E”). In the first quarter, I&E revenue was 51% of sales. Q1 I&E sales of $20.6 million increased 3% when compared to the $20.0 million reported in the fourth quarter of fiscal 2015. This increase was largely attributable to an increase in interface product sales. A decline in Video Processor product sales was offset by increased IP sales.

High-End Consumer (or “HeC”). In the first quarter, HeC revenue was 33% of sales, or $13.5 million, down 16% sequentially as compared to the $16.1 million reported in the fourth quarter of fiscal 2015. This sequential decline was attributable to softness in the China and Korea display markets.

Infrastructure. In the first quarter, Infrastructure revenue was 16% of sales, or $6.3 million, down 19% sequentially. The sequential decline was principally a result of a reduction in communication sales.

Discussion of Non-GAAP Gross Margins, Operating Expenses, and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	June 28, 2015		March 29, 2015		June 29, 2014

Net Sales:	$40,422	100%	$43,857	100%	$32,627	100%
Cost of Sales	20,430	51%	22,509	51%	16,895	52%
Gross Margin	$19,992	49%	$21,348	49%	$15,732	48%
Operating Expenses	14,723	36%	15,490	35%	15,040	46%
Operating Income	$5,269	13%	$5,858	13%	$692	2%

Gross Margin

On a non-GAAP basis, first quarter gross margin was 49.5%, compared with fourth quarter gross margin of 48.7%. This equates to a gross profit of $20.0 million for the first quarter, compared with $21.3 million last quarter.

Operating Expenses

Operating expenses declined 5% sequentially in the first fiscal quarter from $15.5 million to $14.7 million. First quarter R&D expenses were $7.4 million, down 7% sequentially as compared with the $7.9 million reported in the fourth quarter. SG&A expenses were $7.3 million, down 3% sequentially as compared with the $7.6 million reported in the fourth quarter. Operating expenses do not include charges for personnel whose positions have been eliminated as part of a restructuring or whose principal activities support the Data Compression product line, which the Company intends to divest or curtail its investment in.

Operating Margin

In the first quarter, operating income and operating margin were $5.3 million and 13.0%, respectively, compared to $5.9 million and 13.4% in the fourth quarter.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

First quarter non-GAAP net income was $5.1 million, compared with $5.6 million for the fourth quarter.

EPS

First quarter non-GAAP earnings per fully diluted share was $0.10, compared with the $0.11 reported last quarter.

Capital Structure

The number of shares used in the first quarter calculation of non-GAAP results was 50.2 million shares, up from 49.9 million shares. We did not repurchase any shares during the first quarter.

Discussion of GAAP Operating Results

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

In the first quarter, we took charges of $3.4 million related to amortization charges; $1.9 million related to stock-based compensation; $1.6 million related to ongoing restructuring activities; and $0.7 million related to mergers & acquisition activities.

As a result, on a GAAP basis, first quarter gross margin was 43.1%, up from fourth quarter gross margin of 40.9%. GAAP operating expenses for the first quarter were $19.8 million, compared with $20.3 million reported last quarter.

First quarter GAAP net loss was $2.5 million, or a loss of $0.05 per share, as compared with GAAP net loss of $2.9 million reported in the fourth quarter, or a loss of $0.06 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the first fiscal quarter with $55.8 million in cash and cash equivalents, up from $55.2 million in the fourth quarter.

Accounts Receivable

First quarter accounts receivable decreased to $26.0 million from $29.1 million last quarter. In the first quarter, DSO was 58 days, compared to 61 days last quarter.

Inventory

First quarter net inventory increased to $33.3 million, compared with $30.8 million in the fourth quarter. This increase was principally attributable to lower than expected display sales. In the first quarter, excluding the Data Compression product line, which the Company intends to divest or curtail its investment in, Days Inventory was 125 days, compared to 110 days last quarter.

Deferred Margin

First quarter deferred margin decreased to $7.2 million, compared with $10.3 million in the fourth quarter and $13.7 million a year ago. Deferred margin has declined as our distribution partners look to reduce inventory and we move our commodity business to market price programs.

Cash Flow

First quarter total depreciation and amortization was $5.0 million, of which $1.6 million was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $6.9 million for the first quarter 2016. Operating cash flow for the first quarter was an inflow of $1.6 million.

Discussion of Q2 Fiscal 2016 Estimates and Outlook

For the second quarter ending September 27, 2015, the Company expects revenue to decline sequentially 5% to 9%, non-GAAP Gross Margin to be in the range of 48% to 50%, and non-GAAP EPS on a fully diluted basis to be in the range of $0.06 to $0.09.

Safe Harbor and Forward-Looking Statements

Except for historical information contained herein, the accompanying press release, prepared presentation materials, and matters discussed on the conference call contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the demand for our products and the anticipated trends in our sales and profits, future opportunities that are available to the Company, the Company’s financial outlook expectations for the second quarter ending September 27, 2015, existence of any viable strategic alternatives and whether any future decisions by the Company will enhance stockholder value, are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2015 which is on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov, and the risks and uncertainties of whether any strategic alternative will be identified by the Board of Directors, whether it will be pursued, whether it will receive Board of Directors and stockholder approval if necessary, whether it will be consummated and, if consummated, whether it will enhance value for all stockholders of Exar. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

There can be no assurance that Exar’s review of strategic alternatives will result in any specific action. Exar does not currently intend to disclose further developments with respect to this process unless and until its Board of Directors approves a specific action or otherwise concludes the review of strategic alternatives.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, technology licenses, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, provisions for dispute resolutions, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.